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                                                                   EXHIBIT 10.18

               AMENDED AND RESTATED LONG-TERM RETENTION AGREEMENT

         This Amended and Restated Long-Term Retention Agreement (the "Agreement") is made and entered into effective as of December 20, 2002 (the "Grant Date"), and amends that certain Long-Term Retention Agreement by and between Western Digital Corporation, a Delaware corporation, and Arif Shakeel (the "Executive") dated as of the Grant Date.

                              W I T N E S S E T H:

         WHEREAS, the Executive is employed by the Company in a key position and the Company desires the Executive to remain in its service;

         WHEREAS, to give the Executive added incentive to advance the interests of the Company, the Company granted to the Executive an award of Share Units (the "Award") under the terms and conditions established by the Committee and set forth in the Long-Term Retention Agreement dated as of the Grant Date;

         WHEREAS, the Committee has determined that it is in the best interests of the Company to amend the Long-Term Retention Agreement so it provides that in the event of the death of the Executive, vesting is accelerated on the next installment of Share Units due to vest under the Agreement, if any, and to restate the Long-Term Retention Agreement accordingly.

         NOW, THEREFORE, in consideration of these premises, the parties agree that the following shall constitute the agreement between the Company and the
Executive:

1.       DEFINITIONS.

         As used herein, the following terms shall have the meanings ascribed thereto below:

         (a) "ACCOUNT" means a bookkeeping account maintained by the Company for this Award to track vesting and value pursuant to Sections 4 and 5.

         (b) "ADMINISTRATOR" means the Board as long as no Committee has been appointed and is in effect and also means the Committee to the extent that the Board has delegated authority thereto.

         (c) "AWARD" means the commitment of the Company to make payments under this Agreement to the Executive in amounts determined in accordance with Sections 4 and 5.

         (d)      "BOARD" means the Board of Directors of the Company.

         (e) "CAUSE" has the meaning set forth in the Change of Control Severance Plan.

         (f) "CHANGE IN CONTROL" has the meaning set forth in the Deferred Compensation Plan.

         (g) "CHANGE OF CONTROL SEVERANCE PLAN" means the Company's Amended and Restated Change of Control Severance Plan, as amended from time to time.

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         (h)      "COMMITTEE"  means the Compensation Committee of the
Board consisting solely of two (2) or more Non-employee Directors.

         (i)      "COMMON STOCK" means the common stock of the Company.

         (j) "COMPANY" means Western Digital Corporation, a Delaware corporation, and its subsidiaries and affiliates, unless the context otherwise requires.

         (k) "DEFERRED COMPENSATION PLAN" means the Company's Amended and Restated Deferred Compensation Plan, as amended from time to time.

         (l) "DISABILITY" means a period of disability during which the Executive qualifies for permanent disability benefits under the Company's long-term disability plan, or, if the Executive does not participate in such a plan, a period of disability during which the Executive would have qualified for permanent disability benefits under such a plan had the Executive been a participant in such a plan, as determined in the sole discretion of the Administrator. If the Company does not sponsor such a plan, or discontinues to sponsor such a plan, Disability shall be determined by the Administrator in its sole discretion.

         (m) "FAIR MARKET VALUE" per share of Common Stock, as of any date, means the closing price for a share of Common Stock reported for that date by the New York Stock Exchange (or such other stock exchange or quotation system on which shares of Common Stock are then listed or quoted) or, if no shares of Common Stock are traded on the New York Stock Exchange (or such other stock exchange or quotation system) on the date in question, then the closing price for the next preceding date for which shares of Common Stock are traded on the New York Stock Exchange (or such other stock exchange or quotation system).

         (n) "NON-EMPLOYEE DIRECTOR" means a director who is both a "non-employee director" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

         (o)      "PAYMENT AMOUNT" has the meaning set forth in Section 4.4.

         (p)      "PER SHARE CAP" has the meaning set forth in Section 4.4.

         (q) "SHARE UNITS" means amounts credited to the Executive's Account pursuant to Section 3.1 to reflect this Award, and other amounts credited to such Account pursuant to Section 3.2.

         (r) "SUB-ACCOUNT" means a First Sub-Account, Second Sub-Account, or Third Sub-Account making up a portion of an Account as described in
Section 3.1.

2.       AWARDS.

         2.1 Award Terms. The Company hereby grants to the Executive an Award of 1,000,000 Share Units, subject to vesting, forfeiture and repayment as set forth in Sections 4 and 5.

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         2.2      Continued Employment. The grant of an Award pursuant to this
Agreement does not give the Executive any right to be retained in the employ of the Company; and the right and power of the Company to dismiss or discharge the Executive, with or without Cause, for any reason or no reason, is specifically reserved.

         2.3 No Property Rights. The grant of the Award to the Executive pursuant to this Agreement shall not be deemed the grant of a property interest in any assets of the Company. The Award evidences only a general obligation of the Company to comply with the terms and conditions of the Agreement and make payments in accordance with the Agreement from the assets of the Company that are available for the satisfaction of obligations to creditors. The Company shall not segregate any assets in respect of the Award or the Executive's Account. The rights of the Executive to benefits under this Agreement shall be solely those of a general, unsecured creditor of the Company.

         2.4 No Rights as a Stockholder. The Executive shall have no dividend, voting, or any other rights as a stockholder with respect to any Account or Share Units.

         2.5 Reorganization. This Award shall not affect the right of the Company to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup or otherwise reorganize.

3.       CREDITS TO ACCOUNTS.

         3.1 Credits - General. The Company shall establish an Account for the Executive with respect to the Award. The Share Units originally credited to the Account under Section 2.1 shall be allocated into three sub-accounts, the first consisting of 25% of the total number of such Share Units (the "First Sub-Account"), the second consisting of 30% of the total number of such Share Units (the "Second Sub-Account"), and the third consisting of 45% of the total number of such Share Units (the "Third Sub-Account"). Each Sub-Account may be credited with additional Share Units pursuant to Section 3.2.

         3.2      Additional Credits.

                  (a) Whenever the Company shall pay any dividends (other than in Common Stock) upon issued and outstanding Common Stock, or make any distribution (other than in Common Stock) with respect thereto, there shall be credited to each Sub-Account of the Executive a number of Share Units determined by multiplying the "fair value" of any dividend (or other distribution) made by the Company with respect to one share of its Common Stock by the number of Share Units in that Sub-Account and then dividing that product by the Fair Market Value of a share of Common Stock on the date of such dividend or distribution. In the case of a cash dividend or distribution, the "fair value" thereof shall be the amount of such cash, and, in the case of any other dividend or distribution, the "fair value" thereof shall be such amount as shall be determined in good faith by the Administrator.

                  (b) If the Company pays any dividend or distribution upon its issued and outstanding Common Stock payable in additional shares of such Common Stock there shall be credited to each Sub-Account of the Executive a number of Share Units equal to the product obtained by multiplying (i) the number of Share Units in that Sub-Account at the time of

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payment by (ii) the number of shares of Common Stock issued as a stock dividend or distribution by the Company with respect to one share of its Common Stock, and the Per Share Cap shall be appropriately and proportionately adjusted.

                  (c) In the event of a stock split, reverse stock split, recapitalization, reorganization, merger, consolidation or like change in the capital structure of the Company affecting the Common Stock of the Company not addressed by Section 3.2(a) or (b), if the Administrator shall determine that such change equitably requires an adjustment in the number or kind of Share Units then allocated to the Executive's Sub-Accounts, or other computations or amounts under the Agreement based upon Common Stock or its value including but not limited to the Per Share Cap, such adjustment shall be made by the Administrator in its sole discretion and shall be conclusive and binding for all purposes of the Agreement. In the event of a liquidation of the Company, or a merger, reorganization, or consolidation of the Company with any other corporation in which the Company is not the surviving corporation or the Company becomes a wholly-owned subsidiary of another corporation, if the surviving corporation in any such merger, reorganization, or consolidation does not assume the Award or agree to issue a substitute award in place thereof, then any unvested portion of the Award shall vest in full and become payable in accordance with Section 4.4 of this Agreement immediately prior to such liquidation, merger, reorganization, or consolidation.

         3.3 Cessation of Credits. There shall be no further credits to a Sub-Account after it vests, or to any Account or Accounts of the Executive after termination of his employment with the Company.

4.       VESTING AND PAYMENT.

         4.1 Vesting. The Executive shall have no vested interest in the Award prior to vesting thereof or in excess of the amount thereof vested. The Award shall vest in three installments:

              -   the First Sub-Account shall vest on July 1, 2003;

              -   the Second Sub-Account shall vest on July 1, 2004; and

              -   the Third Sub-Account shall vest on July 1, 2005.

However, except as provided in Section 4.2 and Section 4.3, vesting shall immediately cease upon termination of the Executive's employment with the Company for any reason, and no vesting credit shall be given for partial years, regardless of the reason for termination of the Executive's employment with the Company. If the Executive's employment with the Company terminates for any reason, except as provided in Section 4.2 or Section 4.3, he shall immediately forfeit all unvested Account balances.

         4.2 Termination in Connection With a Change in Control. Notwithstanding Section 4.1, if the Executive's employment with the Company terminates as described in Section 5.01 of the Change of Control Severance Plan, then any unvested portion of the Award shall vest in full and become payable in accordance with Section 4.4 of this Agreement.

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         4.3      Termination due to Death. Notwithstanding Section 4.1, if the
Executive's employment with the Company terminates due to death, then the next Sub-Account due to vest, if any, shall immediately vest in full and become payable in accordance with Section 4.4 of this Agreement, and any other unvested Account balances shall immediately be forfeited.

         4.4 Payment Amount and Maximum Payment Amount. Within fifteen (15) business days of vesting of a Sub-Account, the Company shall pay to the Executive, in cash, an amount (the "Payment Amount") equal to the product of the number of Share Units in that Sub-Account on the date of vesting and the average of the Fair Market Value of a share of Common Stock for the preceding forty-five
(45) trading days, provided, however, that in no event shall the Payment Amount for any Sub-Account exceed the product of the number of Share Units in that Sub-Account on the date of vesting and $9.22 (the "Per Share Cap"), as such cap may be adjusted pursuant to Section 3.2.

         4.5 Payments only to the Executive. Payments pursuant to this Agreement shall be made only to the Executive or his heirs.

         4.6 Deferral. The Executive may elect at any time prior to December 31 of the year prior to the year of vesting and payment of any Sub-Account, to defer receipt of any or all payments due under this Agreement with respect to such Sub-Account. Such election shall be made, and any such deferral shall be effected and administered, in accordance with the Deferred Compensation Plan.

5.       REPAYMENT UPON CERTAIN TERMINATION EVENTS.

         5.1 First Sub-Account. If, within the six-month period following the vesting of the First Sub-Account, the Executive terminates his employment with the Company for any reason other than Disability or death, or in the event that the Company terminates the Executive's employment with the Company with Cause, the Executive shall, within thirty (30) days after demand by the Company, refund to the Company the Payment Amount paid to the Executive with respect to the First Sub-Account.

         5.2 Second Sub-Account. If, within the six-month period following the vesting of the Second Sub-Account, the Executive terminates his employment with the Company for any reason other than Disability or death, or in the event that the Company terminates the Executive's employment with the Company with Cause, the Executive shall, within thirty (30) days after demand by the Company, refund to the Company the Payment Amount paid to the Executive with respect to the Second Sub-Account.

         5.3 Change in Control. Sections 5.1 and 5.2 shall automatically terminate upon a Change in Control.

6.       ADMINISTRATION OF THE AGREEMENT.

         6.1 Administrator. This Agreement shall be administered by the Board, which shall have complete discretion and authority to interpret and construe the Agreement, decide all questions of benefits (including underlying factual determinations), and adjudicate all claims and disputes. The Board may delegate any of its responsibilities with respect to the Agreement to the

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Committee. The determinations of the Administrator on the matters referred to in this Agreement shall be final and binding on all interested parties.

         6.2 Administrative Rules. The Administrator may (a) adopt, amend, and rescind rules and regulations relating to the administration of this Agreement; (b) construe the provisions of the Agreement; (c) correct any defect or supply any omission or reconcile any inconsistency in the Agreement in the manner and to the extent it, in its sole discretion, shall deem expedient to carry the Agreement into effect; and (d) make all determinations necessary or advisable for administering the Agreement.

         6.3 Amendment, Modification, Suspension and Termination of Award. The Administrator may from time to time in its discretion amend, modify, suspend, or terminate, in whole or in part, any or all provisions of the Agreement, including but not limited to modifying the vesting periods for the Share Units to provide for shorter or longer vesting period. Notwithstanding the foregoing, the Award shall not be amended, modified, suspended or terminated in such a manner as to impair any rights of the Executive under the Award without the consent of the Executive.

7.       TAXES.

         7.1 Withholding. The amounts payable to the Executive under this Agreement shall be reduced by any amount that the Company is required to withhold with respect to such payments under the then applicable provisions of the Internal Revenue Code of 1986, as amended, and state and local income tax law.

         7.2 Executive Taxes. The Company is not responsible for, and makes no representation or warranty whatsoever in connection with, the tax treatment hereunder, and the Executive should consult his own tax advisor.

8.       ASSIGNMENT.

         No right or interest to or in this Agreement, or any payment or benefit to the Executive under this Agreement shall be assignable by the Executive except by will or the laws of descent and distribution. No right, benefit or interest of the Executive hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or set off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process or assignment by operation of law. Any attempt, voluntarily or involuntarily, to effect any action specified in the immediately preceding sentences shall, to the full extent permitted by law, be null, void and of no effect; provided, however, that this provision shall not preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable to the Executive under this Agreement after his death and shall not preclude the legal representatives of the Executive's estate from assigning any right hereunder to the person or persons entitled thereto under his will, or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.

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9.       GENERAL.

         9.1 Laws Governing. The substantive laws of the State of Delaware shall govern the validity, construction, enforcement and interpretation of this Agreement, unless otherwise specified herein.

         9.2 Good Faith Determinations. No member of the Committee or the Board shall be liable, with respect to this Agreement, for any act, whether of commission or omission, taken by any other member or by any officer, agent, or employee of the Company, nor, excepting circumstances involving his or her own bad faith, for anything done or omitted to be done by himself or herself. The Company shall indemnify and hold harmless each member of the Committee and Board from and against any liability or expense hereunder, except in the case of such member's own bad faith.

         9.3 Effect of Headings. Section headings contained in the Agreement are for convenience only and shall not affect the construction or interpretation of the Agreement.

         9.4 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of the Agreement, such provision shall be fully severable; the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never been a part of the Agreement; and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or severance from the Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of the Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as is possible and still be legal, valid and enforceable.

         9.5 Set-Off. The Company shall be entitled, at its option and not in lieu of any other remedies to which it may be entitled, to set off any amounts due the Company or any affiliate of the Company against any amount due and payable by the Company or any affiliate of the Company to the Executive pursuant to this Agreement or otherwise.

         9.6 Venue. Each of the parties hereto consents to the jurisdiction of any state or federal court located within the County of Orange, State of California, and irrevocably agrees that all actions or proceedings relating to this Notice shall be litigated in such courts, and each of the parties waives any objection which it may have based on personal jurisdiction, improper venue or forum non conveniens to the conduct of any such action or proceeding in any such court.

         9.7 Waivers. No waiver of any term or condition hereof shall be binding unless it is in writing and signed by the Company and the Executive.
The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

         9.8 Inurement. The rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon the Company, its successors and assigns, and the Executive and his beneficiaries and legal representatives.

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         9.9      Entire Agreement. This Agreement constitutes the entire
agreement between the Company and the Executive concerning the subject matter hereof, and supersedes all other agreements, whether written or oral, with respect to such subject matter.

         IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement effective as of December 20, 2002.

WESTERN DIGITAL CORPORATION,                 EXECUTIVE
a Delaware corporation

By:     /s/ David C. Fetah                     /s/ Arif Shakeel
      ----------------------------------     -----------------------------------
      David C. Fetah                         Arif Shakeel
      Vice President                         President & Chief Operating Officer
      Human Resources & Administration

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